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                                                               Exhibit 24(a)


                         Consent of Ernst & Young LLP

We consent to the Reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related prospectus of EastGroup Properties for the registration of 649,827 shares of EastGroup's common stock and to the incorporation by reference therein of our report dated March 24, 1995, with respect to the consolidated financial statements of LNH Reit, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1994, filed with the Securities and Exchange Commission and in its Annual Report to Shareholders, included as Exhibit 13(b) to this Registration Statement.


                                      Earnst & Young LLP

Jackson, Mississippi
December 20, 1995